Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

PHILOTIMO FUND, LP

Purchase of Common Stock	89,435	2.9761	01/10/2025
Purchase of Common Stock	4,548	2.9935	01/13/2025
Purchase of Common Stock	6,017	2.9976	01/14/2025
Purchase of Common Stock	67,193	2.9606	01/17/2025
Purchase of Common Stock	5,513	2.9500	01/21/2025
Purchase of Common Stock	57,500	2.9492	01/22/2025
Purchase of Common Stock	71,647	2.9338	01/23/2025

KANEN WEALTH MANAGEMENT, LLC (through the managed accounts)

Purchase of Common Stock	23,000	2.9595[1]	01/15/2025
Purchase of Common Stock	68,019	2.9590[2]	01/24/2025

DAVID L. KANEN

Purchase of Common Stock	3,800	2.9595[1]	01/15/2025

1 The reported price represents a weighted average sale price. The range of prices at which common stock was sold was $2.95 to $2.96 per share. The Reporting Person undertakes to provide to the Staff, the Issuer or a security holder full information regarding the number of shares sold at each separate price.

2 The reported price represents a weighted average sale price. The range of prices at which common stock was sold was $2.94 to $2.99 per share. The Reporting Person undertakes to provide to the Staff, the Issuer or a security holder full information regarding the number of shares sold at each separate price.